TOUCHSTONE INVESTMENT TRUST
                           TOUCHSTONE STRATEGIC TRUST
                            TOUCHSTONE TAX-FREE TRUST
                        TOUCHSTONE VARIABLE SERIES TRUST

                                 CODE OF ETHICS
                                       FOR
                            SENIOR FINANCIAL OFFICERS

I.    Introduction

      The Board of Trustees of Touchstone Investment Trust, Touchstone Strategic Trust, Touchstone Tax-Free Trust and Touchstone Variable Series Trust (the "Trusts") has adopted this code of ethics (the "Code") applicable to its Principal Executive Officer and Principal Financial Officer (the "Covered Officers") to promote:

            o honest and ethical conduct, including the ethical handling of conflicts of interest;

            o     full, fair, accurate, timely and understandable disclosure;

            o compliance with applicable laws and governmental rules and regulations;

            o the prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and

            o     accountability for adherence to the Code.

II.   Covered Officers Should Act Honestly and Candidly

      Each Covered Officer owes a duty to the Trusts to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

      Each Covered Officer must:

            o act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Trusts' policies;

            o observe both the form and spirit of laws and governmental rules and regulations, accounting standards and the Trusts policies;

            o     adhere to a high standard of business ethics; and

            o place the interests of the Trusts before the Covered Officer's own personal interests.
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      All activities of Covered Officers should be guided by and adhere to these fiduciary standards.

III. Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

      Guiding Principles. A "conflict of interest" occurs when an individual's private interest interferes with the interests of the Trusts. A conflict of interest can arise when a Covered Officer takes actions or has interests that may make it difficult to perform the Trusts' work objectively and effectively. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his or her position with the Trusts. In addition, investment companies should be sensitive to situations that create apparent, not actual, conflicts of interest. Service to the Trusts should never be subordinated to personal gain and advantage.

      Certain conflicts of interest covered by this Code arise out of the relationships between Covered Officers and the Trusts that already are subject to conflict of interest provisions in the Investment Company Act and the Investment Advisers Act. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trusts because of their status as "affiliated persons" of the Trusts. Therefore, as to the existing statutory and regulatory prohibitions on individual behavior they will be deemed to be incorporated in this Code and therefore any such violation will also be deemed a violation of the Code. Covered Officers must in all cases comply with applicable statutes and regulations.

      As to conflicts arising from, or as a result of the contract relationship between, the Trusts and Touchstone Advisors, Inc. (the "Advisor"), the Trusts' investment advisor, of which the Covered Officers are also officers or employees, it is recognized by the Board that, subject to the Advisor's fiduciary duties to the Trusts, the Covered Officers will in the normal course of their duties (whether formally for the Trusts or for the Advisor, or for both) be involved in establishing policies and implementing decisions which will have different effects on the Advisor and the Trusts. The Board recognizes that the participation of the Covered Officers in such activities is inherent in the contract relationship between the Trusts and the Advisor and is consistent with the expectation of the Board of the performance by the Covered Officers of their duties as officers of the Trusts.

      Each Covered Officer must:

            o     avoid conflicts of interest wherever possible;

            o     handle any actual or apparent conflict of interest ethically;

            o not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by an investment company whereby the Covered Officer would benefit personally to the detriment of the investment company;

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            o     not cause an investment company to take action, or fail to take action, for the personal benefit of the Covered Officer rather than the benefit such company;

            o not use knowledge of portfolio transactions made or contemplated for an investment company to profit or cause others to profit, by the market effect of such transactions;

            o as described in more detail below, discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with the Trusts' Compliance Officer;

            o report at least annually any affiliations or other relationships related to conflicts of interest that the Trusts' Directors and Officers Questionnaire covers;

                  Some conflict of interest situations that should always, be discussed with the Compliance Officer, if material, include the following;

            o     any outside business activity;

            o service as a director on the board of any public or private company;

            o     the receipt of any gifts;

            o the receipt of any entertainment from any company with which the Trusts have current or prospective business dealings unless such entertainment is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

            o being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member;

            o any ownership interest in, or any consulting or employment relationship with, any of the Trusts' service providers, other than the Advisor;

            o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trusts for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

IV.   Disclosure

      Each Covered Officer is required to be familiar, and comply, with the Trusts' disclosure controls and procedures so that the Trusts' subject reports and documents filed with the Securities and Exchange Commission (the "SEC") comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each Covered Officer having direct or supervisory authority regarding these SEC filings or the Trusts' other public communications should, to the extent appropriate within his area of responsibility, consult with other Trust officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.


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      Each Covered Officer must:

            o familiarize himself with the disclosure requirements applicable to the Trusts as well as the business and financial operations of the Trusts; and

            o not knowingly misrepresent, or cause others to misrepresent, facts about the Trusts to others, whether within or outside the Trusts, including to the Trusts' internal auditors, independent directors, independent auditors, and to governmental regulators and self-regulatory organizations.

V.    Compliance

      It is the Trusts' policy to comply with all applicable laws and governmental rules and regulations. It is the personal responsibility of each Covered Officer to adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to affiliated transactions, accounting and auditing matters.

VI.   Reporting and Accountability

      Each Covered Officer must:

            o upon receipt of the Code, sign and submit to the Compliance Officer an acknowledgement stating that he has received, read, and understands the Code.

            o annually thereafter submit a form to the Compliance Officer confirming that he has received, read and understands the Code and has complied with the requirements of the Code.

            o not retaliate against any employee or Covered Officer for reports of potential violations that are made in good faith.

            o notify the Compliance Officer promptly if he becomes aware of any existing or potential violation of this Code. Failure to do so is itself a violation of this Code.

      Except as described otherwise below, the Compliance Officer is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. The Compliance Officer shall take all action he considers appropriate to investigate any actual or potential violations reported to him.

      The Compliance Officer is authorized to consult, as appropriate, with the Audit Committee (the "Committee"), the Independent Trustees, the Board of Trustees, counsel to the Trusts and counsel to the Independent Trustees, and is encouraged to do so.


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      The Committee is responsible for granting waivers and determining sanctions, as appropriate. In addition, approvals, interpretations, or waivers sought by the Principal Executive Officer will be considered by the Committee.

      The Trusts will follow these procedures in investigating and enforcing this Code, and in reporting on the Code:

            o the Compliance Officer will take all appropriate action to investigate any violations reported to him;

            o violations and potential violations will be reported to the Committee after such investigation;

            o if the Committee determines that a violation has occurred, it will inform the Board of Trustees who will take all appropriate disciplinary or preventive action;

            o appropriate disciplinary or preventive action may include a letter of censure, suspension, dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities;

            o the Board will be responsible for granting waivers, as appropriate; and

            o any changes to or waivers of this Code will, to the extent required, be disclosed on Form N-CSR as provided by SEC rules.

VII.  Other Policies and Procedures

      The Trusts' codes of ethics under Rule 17j-1 of the Investment Company Act are separate requirements applying to Covered Officers and others, and are not part of this Code.

VIII. Amendments

      This Code may not be amended except in written form, which is specifically approved by a majority vote of the investment company's board of trustees, including a majority of Independent Trustees.

IX.   Confidentiality

      All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the members of Board of Trustees and their counsel.

X.    Internal Use

      The Code is intended solely for the internal use by the Trusts and does not constitute an admission, by or on behalf of the Trusts, as to any fact, circumstance, or legal conclusion.

Date: May 19, 2003


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Exhibit A

Persons Covered by this Code of Ethics

      Jill T. McGruder      - President     Touchstone Investment Trust
                                            Touchstone Strategic Trust
                                            Touchstone Tax-Free Trust
                                            Touchstone Variable Series Trust

      Terrie A. Wiedenheft  - Controller    Touchstone Investment Trust
                              & Treasurer   Touchstone Strategic Trust
                                            Touchstone Tax-Free Trust
                                            Touchstone Variable Series Trust


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